Dated March 20, 2009

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

  INNOSPEC INC

  INNOSPEC LIMITED

    and -

    PAUL WILLIS JENNINGS

  THIS AGREEMENT is made the March 20, 2009 between INNOSPEC INC of 220 Continental Drive, Newark, DE 19713, USA ("the Parent"),, INNOSPEC LIMITED (the "Company"), a company incorporated in England and registered under number 344359 whose registered office is at Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY and Paul Willis Jennings ("You" (unless the context indicates otherwise)) of [address].

  IT IS HEREBY AGREED AS FOLLOWS:-

    In this Agreement (unless the context indicates otherwise):-

    "Affiliate" means, in respect of any undertaking, an undertaking which is its subsidiary undertaking or parent undertaking, or an undertaking which is a subsidiary undertaking of that parent undertaking.

    "Board" means the board of directors of the Parent and includes any committee of such board duly authorised to act on its behalf.

    "Contract" means the contract entered into between yourself and the Company dated 03 April 2006 in respect of your employment with the Company.

    "Group" means the Parent, the Company and any Affiliate of the Parent or Company and "Group Company" and "Group Companies" shall be construed accordingly.

    "Third Party" means any Group Company or any employee, agent or officer of any Group Company or the trustees of any retirement benefits scheme or employee benefit trust of any Group Company.

    Other words and phrases, the definition of which is contained or referred to in s258 or Part XXVI of the Companies Act 1985 or in any provision of the Companies Act 2006 which is in force at the date of this Agreement (including without limitation s1162), shall be construed as having the meanings thereby attributed to them.

    Your employment with the Company will terminate on March 31, 2009 (the "Departure Date"). Following the Departure Date, provided that you have not revoked this Agreement as set forth below, the Company will, having issued your P45, pay to you the payments set out in clauses 5, 0, 8, 9, 10, 11, 12, 17, 18 and 33 of this Agreement by the later of: (i) 06 April 2009; (ii) eight days after you sign this Agreement; and (iii) your compliance with clauses 26 and 28 below (and in the case of each payment, less such income tax and national insurance if any as the Company is obliged by law to deduct and less any outstanding sums owed by you to the Company).

    In the period (if any) between the date of signature of this Agreement and the Departure Date, it is agreed that you will not attend the office or do any work for the Company or any Group Company (unless otherwise requested to do so by the Company) and that, save for this, all of your other terms and conditions of employment remain unaffected (unless otherwise provided for in this Agreement) including without limitation your ongoing obligations of fidelity and confidentiality.

    You confirm and acknowledge that both before and following the Departure Date you remain bound by duties of confidentiality to the Company. For the avoidance of doubt, you undertake that you will not at any time both before or following the Departure Date without the consent in writing of the Company (such consent to be valid only if given by an authorised Director or Officer of the Company or the Parent) being first obtained, either alone or in association with any other person, firm or company or corporation or otherwise directly or indirectly make use of or divulge to any person, firm or company or corporation (and shall use your best endeavours to prevent the use, publication or disclosure of) any secret or confidential information concerning the Company or any other Group Company including, without limitation, any business or financial information relating to the Company or any other Group Company or information relating to any customer or supplier of the Company or any other Group Company which shall have come to your knowledge during the course of your employment by the Company. For the avoidance of doubt, this confidentiality obligation does not apply to information about the Company or Group Company's business, its customers or suppliers which:

    (a) is or comes into the public domain other than as a breach of this Agreement;

    (b) lawfully becomes available to you other than from a source which is connected with the Company or any Group Company;

    (c) is not subject to any obligation of confidentiality;

    (d) you are obliged to disclose by any regulatory, investigatory or judicial authority or law; or

    (e) you disclose to an Appropriate Party in the interests of defending yourself from any claims or participating in any investigations arising in connection with the activities of the Company, the Group or yourself in relation to the activities of the Company or Group.

    For the avoidance of doubt nothing in this clause and/or Agreement prevents you from disclosing information about the Company or Group's business, its customers or suppliers to your legal, financial or tax advisors or prevents you from making a protected disclosure in accordance with the Employment Rights Act 1996. For the purposes of this clause "Appropriate Party" shall mean any investigating, prosecuting, regulatory, judicial authority or officer.

    You will be paid (subject to necessary deductions for tax and national insurance):

    (a) your base salary and continue to receive contractual benefits up to the Departure Date, when all such entitlements will cease;

    (b) GBP50,000 by way of compensation for loss of employment and in recognition of the lapse of the PRSOP Options (the "Compensation Payment"). It is the parties' understanding that the Compensation Payment is made in accordance with sections 401 - 416 of the Income Tax (Earnings and Pensions) Act 2003. Accordingly, the Company will pay the Compensation Payment under this clause without deduction of income tax or national insurance on the first GBP30,000 of the Compensation Payment. However, the Company is obliged to deduct income tax at the basic rate from the excess and you will be responsible for accounting to HM Revenue & Customs under self-assessment for any higher rate liability you may have;

    (c) for 30 days accrued but untaken holiday; and

    (d) three months accrued bonus, calculated on a pro-rata basis using your annual salary on the Departure Date and the average bonus percentage paid to you over the last three financial years, i.e. 85.88% (eighty five point eight eight percent) for the period ending on the Departure Date.

    The Company will pay you a payment in lieu of notice of GBP428,400 (four hundred and twenty eight thousand, four hundred Pounds). Such payment shall be made subject to deductions for tax and national insurance contributions.

    The Company will continue to pay the premium to enable your current entitlement to medical benefits including for your wife and family under the Medisure Scheme to continue until June 2010.

    Your Life Assurance cover will cease on the Departure Date and the Company will pay you a gross payment of GBP6,800 as compensation for 12 months loss of the Life Assurance benefit provided for in the Contract. Such payment shall be made subject to deductions for tax and national insurance contributions.

    The Company will pay you GBP13,650 in lieu of 12 months annual car allowance. Such payment shall be made subject to deductions for tax and national insurance contributions.

    The Company will pay you GBP62,160 as compensation for the loss of pension supplement benefit provided for under clause 15.2 of the Contract. For the avoidance of doubt, this compensation equates to 20% of that part of your gross annual salary above the Company Pension Cap, currently set at GBP117,600 as specified in your Contract. Such payment shall be made subject to deductions for tax and national insurance contributions.

    The Company will pay a cash payment of GBP8,820 which is equivalent to the annual contribution it would make into the Innospec Limited Senior Manager Pension Scheme on your behalf as provided for in your Contract i.e. 7.5% of your annual gross salary up to the Company Pension cap, currently set at GBP117,600. You may chose, at your complete discretion, to receive this as cash compensation paid direct to you, subject to deductions for tax and national insurance contributions, or as a contribution into your pension in the Innospec Limited Senior Manager Pension Scheme

    The Company will pay you GBP36,456 as compensation for 12 months loss of pension benefit in the Innospec Limited Pension Plan (the Plan) as specified in the Contract. This compensation equates to the annual contribution the Company would make into the Plan on your behalf, as provided for in your contract i.e. 31% of your annual gross salary up to the Company Pension cap, currently set at GBP117,600. Such payment shall be made subject to deductions for tax and national insurance contributions.

    For the purposes of rule 5.3.3 of the Plan, the Company confirms that you will be treated as leaving at the Company's request and, if you choose to retire under this rule at the Departure Date and you have at least five years' Credited Service (as defined in the Plan rules), you will be treated in accordance with this rule. If you choose to defer taking this pension, you will be treated in accordance with the rules of the Plan.

    In accordance with rule 15.2 of Part B of the Innospec Inc Company Share Option Plan (the CSOP), you may exercise the CSOP Options detailed below for the period of 3 months from the Departure Date i.e. the period up to and including June 30, 2009. You agree that to the extent that these options are not exercised within such a period, the options shall lapse in which event you will not receive any financial compensation for their lapse. You will be responsible for any tax or other liability arising as a result of the exercise or vesting of any or all of these Options. The Exercise of any of these CSOP Options is subject to the SEC rules and the Company's policy on insider trading.

Number of Shares under CSOP Options	Share Price	Date of Grant
9,640	$9.97	13 February 2006
6,286	$27.09	28 February 2007
15,290	$20.23	20 February 2008

    An Option over 2,884 shares, with a Share Price of $20.23 was granted on 20 February 2008 under Part A of the CSOP. Rules 4.4 to 4.6 of Part A of the CSOP do not apply, so in accordance with rule 4.9(d) of Part A of the CSOP, this Option lapses on the Departure Date.

    The Company confirms that you will be eligible for the annual grant of share options under Part B of the CSOP to be made in March 2009 (the "March 2009 Option"). The number of shares granted to you under the March 2009 Option will be determined in line with the grant policy approved by the Compensation Committee of the Board at their November 2008 meeting. In accordance with rule 15.2 of Part B of the CSOP, you may exercise the March 2009 Option for the period of 3 months from the Departure Date i.e. the period up to and including June 30, 2009. You agree that to the extent that the March 2009 Option is not exercised within such a period, the March 2009 Option shall lapse in which event you will not receive any financial compensation for its lapse. You will be responsible for any tax or other liability arising as a result of the exercise or vesting of the March 2009 Option. The Exercise of the March 2009 Option is subject to the SEC rules and the Company's policy on insider trading.

    The Parent, the Company and you agree that all Options granted to you under the Innospec Inc. Performance Related Stock Option Plan (respectively, the PRSOP Options and the PRSOP) are hereby cancelled in consideration of the payment of GBP100 and you hereby irrevocably release the Parent and the Company from all of their obligations in respect of those PRSOP Options and the PRSOP and agree that you have no right, title or interest in respect of the PRSOP Options and shall have no claim of any kind whatsoever against the Company or the Parent in respect of the PRSOP or the PRSOP Options and agree to surrender the original option certificates relating to the PRSOP Options forthwith.

    The Parent, the Company and you agree that all Matching Shares awarded to you under the 2004 Innospec Inc. Executive Co-Investment Plan (respectively, the Share Awards and the CIP) are hereby cancelled in consideration of the payment of GBP33,000 and you hereby irrevocably release the Parent and the Company from all of their obligations in respect of those Share Awards and the CIP and agree that you have no right, title or interest in respect of the Share Awards and shall have no claim of any kind whatsoever against the Company or the Parent in respect of the CIP or the Share Awards and agree to surrender the original award certificates relating to the Share Awards forthwith.

    The Company agrees to meet the costs of outplacement support for you from Stork May up to a maximum of GBP50,000 plus VAT. Payment will be made directly to Stork May, subject to receipt of a VAT invoice addressed to the Company.

    The Company agrees to provide, on written request to the HR department from an employer or prospective employer of you, a reference substantially in the terms of the draft attached at Schedule 2 and will deal with any oral enquiries to the HR department for a reference so far as is possible in a manner consistent with the draft at Schedule 2 unless: (a) otherwise required by law or by any securities exchange or regulatory or governmental body having jurisdiction over the Company, whether or not the requirement has the force of law; or (b) the Company discovers or becomes aware of information which suggests that provision of a reference in the form attached at Schedule 2 would be inaccurate or misleading.

    You and the Company agree that the Company will provide an internal statement concerning your departure consistent with that set out at Schedule 1.

    You and the Company agree to lodge a press release statement with the relevant bodies in compliance with the Company's regulatory commitments concerning your departure consistent with that set out at Schedule 4 within 24 hours of the date of this Agreement.

    The Company agrees to pay reasonable legal fees incurred by you in connection with taking advice on the termination of your employment up to a maximum of GBP15,000 exclusive of VAT to be paid direct to your lawyer on the later of payment being made pursuant to clause 2 and 28 days after the receipt from your lawyer of an invoice addressed to you and marked payable by the Company.

    The Company confirms that to the extent that:

      you incur legal fees in relation to actions carried out by you during your period of employment in the execution of your duties as a director or officer of the Company or any Group Company (including without limitation in relation to any regulatory authorities' investigation into the Company or Group); and
      the cost of such legal fees are not recoverable under the Company's liability insurance for directors and officers in force from time to time (the "D&O Policy"),

  then, in full and final settlement of any potential claim against the Company in respect of such legal fees, the Company agrees to pay such legal fees up to a maximum of GBP500,000 exclusive of VAT. Such payment is subject to the production by you of such evidence of such legal fees as the Company may reasonably require and will be paid within a reasonable period of time, and in any event within two months of receipt by the Company of such evidence.

  The Company shall not be liable to pay such legal fees if they arise from or are a consequence of:
      you having gained in fact any profit or advantage to which you had no legal entitlement; or
      any intentional dishonesty or fraudulent act committed by you; or
      any criminal act committed by you.

  The above exclusions shall not apply (and such legal fees shall be advanced), unless and until it is determined by a written admission by you, a judgment or other final adjudication in an action against you or in a separate action or proceedings, that you had no legal entitlement to such profit or advantage or you committed such intentionally dishonest act, fraudulent act or omission or criminal act.

  In the event of the above exclusions becoming applicable, the Company shall be entitled to repayment of any legal fees advanced to you. For the avoidance of doubt, the liability to repay legal fees shall apply to legal fees advanced prior to the date of this Agreement in addition to any sums advanced hereafter.

  For the purposes of this clause 24, "legal fees" shall mean all reasonable legal fees necessarily and properly incurred by you in relation to actions carried out by you during your period of employment in the execution of your duties as a director or officer of the Company or any Group Company (including without limitation in relation to any regulatory authorities' investigation into the Company or Group), and for the avoidance of doubt shall mean only such legal fees you have incurred by obtaining legal advice from your legal representative and shall not include without limitation any fines imposed on you, or sums payable by you, directly or indirectly in connection with any proceedings against you whatsoever whether of a criminal and/or regulatory nature or otherwise.

  The provisions of this clause 24 shall have effect only in so far as permissible at law in England and Wales and in any country, state or territory with jurisdiction over you or the Company. You acknowledge that you are afforded certain rights under Article VIII of the Amended and Restated By-laws of Innospec Inc. ("By-laws") and under Article 11 of the Articles of Association of Innospec Limited and you agree that such rights are modified in accordance with the terms of this clause 24 of this Agreement.  You further agree and acknowledge that the provisions Article VIII of the By-laws can be enforced against you, as modified by this clause 24 of this Agreement.

    You hereby agree to be responsible for the payment of any tax in respect of the sums payable under clause 2 and all other payments made and benefits provided under this Agreement (other than for the avoidance of doubt, any tax withheld by the Company in paying the sums to you) and you hereby agree to indemnify the Company and keep the Company indemnified on a continuing basis against any claim or demand which is made against the Company in respect of any liability of the Company to deduct an amount of tax or an amount in respect of tax from the payments made and benefits provided under this Agreement, including any interest or penalties imposed in connection therewith and including, but without prejudice to the generality of the foregoing, any claim or demand made in respect of United Kingdom income tax or PAYE provided that the Company shall notify you within 14 days of any communications with or notices or demands received by the Company from HM Revenue and Customs.

    Within 7 days of the date of this Agreement, you shall return to the Company (and will not retain or create by "e-mail" transmission any copies of), without limitation, all books, documents, papers, faxes, computer disks, tapes, materials, keys, and other business equipment or any other property belonging to the Company or any Group Company or relating to the business(es) of the Company and/or of the Group which are in your possession by reason of your employment with the Company (and any copies of any of the foregoing) and shall provide, on request by the Company, written confirmation that you have complied with this clause. Provided that the Company and/or the Group shall retain such materials for a minimum period of 6 years and according to the terms of the investigation which the Department of Justice of the United States of America is currently carrying out into the Company and/or the Group. During such period the Company shall permit you access to any of the materials you have returned to the Company or any other materials reasonably required by you to prepare for, defend yourself or help in an investigation by any legal or regulatory authority in relation to any activities carried on by the Company and/or the Group or activities carried on by you in the course of your employment with the Company.

    You agree that all the provisions of clauses 18 and 19 of the Contract remain in full force and effect. Further you undertake that you will comply with all your obligations under such clauses from the date of this Agreement through to the expiry of the period of protection provided for under clauses 18 and 19. For the avoidance of doubt, clause 19 relates to post-termination restrictive covenants which include without limitation, twelve month non-compete and non-solicitation periods from the Termination Date (as defined in the Contract). You agree that the Termination Date for the purposes of clause 19 of the Contract is March 31, 2009.

    You agree that on the date of this agreement, you will also resign with immediate effect from your office as President and Chief Executive Officer and as an officer of Innospec Inc and from all other offices and positions which you hold as a director, officer or Trustee of the Parent, the Company or any Group Company by virtue of your employment (including but not limited to such offices and positions listed at Schedule 3B (which the Company understands are the positions you hold at the date of this Agreement)) substantially in accordance with the form attached at Schedule 3A of this Agreement (the relevant details of any and all offices and positions you hold to be included as necessary) and you hereby confirm that you have no outstanding claim whatsoever against the Parent, the Company or any Group Company arising out of such office (or offices) or your resignation (or resignations). The Company agrees it will make all necessary filings and announcements within the relevant legal time periods to ensure that your resignations from such offices are properly recorded with all appropriate authorities.

    You agree that you will provide reasonable assistance to the Company or any Third Party or its or their advisers (as a witness or otherwise) in relation to any internal investigation or other internal enquiry or any investigation or other enquiry by a self regulatory authority or other regulatory authority in relation to the Company or any Third Party or any litigation, including in relation to any regulatory authorities' investigation into the Company, brought by the Company or any Group Company or against the Company or any Third Party in any case relating (in whole or in part) to matters with which you were involved during your employment with the Company or in respect of the execution of your duties as a director or officer of the Company or any Group Company subject to and without waiving any constitutional or other testimonial rights and privileges that you may have under applicable law. The Company agrees to meet all reasonable expenses incurred by you in connection with your co-operation referred to in this clause including but not limited to travel, accommodation and living expenses provided that you shall obtain prior consent for incurring any such expenses in writing from the Company (such consent to be valid only if given by an authorised Director or Officer of the Company or the Parent and such consent not to be unreasonably delayed or withheld).

    You agree not to make or cause to be made either directly or indirectly any derogatory comment or statement about the Company or any Third Party in public or to any other party, including any comment about or in relation to its business or any of its officers or employees unless required by law or ordered by a court of competent jurisdiction and/or the making of such comment or statement is necessary or desirable in order to establish, exercise or defend any legal right you may have.

    The Company will unequivocally instruct members of the Company's Board of Directors and the Company's Performance Delivery Executive ("PDE") that whilst they remain employed by the Company or any Group Company they must not make any derogatory comment or statement about the Employee to any third person unless:

    (a) the making of such comment or statement is required by law or by any securities exchange or regulatory authority having jurisdiction over the Company or any Group Company (whether or not the requirement has the force of law) or ordered by a court of competent jurisdiction; and/or

    (b) the making of such comment or statement is necessary or desirable in order to establish, exercise or defend any legal right or business interest of the Company or any Group Company.

    You undertake to keep the existence and terms of this Agreement and the circumstances leading up to the termination of your employment confidential and that you will not use, disclose or communicate them to any person whatsoever unless you:

      have the prior written consent of the Company;

      are doing so in confidence to legal or financial advisers, relevant tax authorities or as otherwise required by law;

      are doing so in strict confidence to your spouse and immediate family; or

      are doing so to a potential new employer or recruiter for the purposes of obtaining new employment.

  This clause will in no way restrict the range of enforcement options open to the Company if you breach these undertakings.

    In consideration of the obligations specified in clauses 4, 27, 29, 30 and 32 of this Agreement, the Company will pay you GBP100 (less any such deductions as are required to be made by law).

    The arrangements set out in this Agreement are in full and final settlement of all or any claims, costs, expenses or rights of action of any kind whatsoever or howsoever arising (whether arising under common law, statute or otherwise and whether arising in the United Kingdom or in any other country in the world or any claims arising under any directive or other legislation applicable in the United Kingdom by virtue of the United Kingdom's membership of the European Union) which you have or may have against the Company, the Parent or against any Third Party and whether arising directly or indirectly out of or in connection with your contract of employment with the Company, its termination or otherwise and including but not limited to:

    (a) any unfair dismissal claim;

    (b) any claim for a statutory redundancy payment;

    (c) any claim in respect of deductions from wages;

    (d) any claim for payment in lieu of accrued holiday;

    (e) any equal pay claim;

    (f) any claim of less favourable treatment, discrimination, harassment, detriment or victimisation in relation to racial grounds or sex, marital status, disability, sexual orientation, religion or belief, age or part-time or fixed-term status;

    (g) any claim relating to maternity, parental, paternity, adoption or dependant leave or pregnancy including a claim in relation to pay during any such period of leave;

    (h) any claim relating to a protected disclosure;

    (i) any bonus claim;

    (j) any claim in respect of which a conciliation officer is authorised to act; and

    (k) any claim not mentioned above under the Employment Rights Act 1996, Sex Discrimination Act 1975, Race Relations Act 1976 or the Disability Discrimination Act 1995 and any claim under the Trade Union and Labour Relations (Consolidation) Act 1992, the National Minimum Wage Act 1998, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Working Time Regulations 1998, the Human Rights Act 1998, the Employment Relations Act 1999, The Transnational Information and Consultation of Employees Regulations 1999, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, The Employment Equality (Religion or Belief) Regulations 2003, The Employment Equality (Sexual Orientation) Regulations 2003, Part VIII of the Information and Consultation of Employees Regulations 2004, the European Public Limited-Liability Company Regulations 2004, the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and The Employment Equality (Age) Regulations 2006,

    but excluding any Accrued Pension Rights Claim and excluding any Personal Injury Claims. In this clause: "Accrued Pension Rights Claim" means any claims by you in respect of accrued pension rights save for any such accrued pension rights claim where you are currently aware of any facts of circumstances which do or may give rise to the claim; and "Personal Injury Claims" means any claims you in respect of personal injury save for (a) any such personal injury claim where you are currently aware of any facts or circumstances which do or which may give rise to the claim, and (b) any such personal injury claim which may be brought under the discrimination legislation.

    Further, in consideration of the payments described in this Agreement and for other good and valuable consideration, you hereby release and forever discharge, and by this instrument release and forever discharge, the Parent, the Company, any Group Company and any Third Party from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from the Company or any Group Company, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys' fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, which could arise under the laws of the United States including, without limitation, Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. 1981; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514A, also known as the Sarbanes Oxley Act; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under the Company's or any Group Company's, pension, welfare, or stock plans.

    Clauses 34 and 35 above apply to all present claims, costs, expenses or rights of action and shall have effect irrespective of whether or not you are or could be aware of such claims, costs, expenses or rights of action at the date of your execution of this Agreement and irrespective of whether or not such claims, costs, expenses or rights of action are in the express contemplation of the Company and you at the date of your execution of this Agreement (including such claims, costs, expenses or rights of action of which you become aware after the date of your execution of this Agreement in whole or in part as a result of the commencement of new legislation or the development of common law).

    You hereby warrant and represent that you:

    (a) are not aware of any facts or circumstances which might give rise to any claim by you against the Company or any Third Party other than those claims that you or your adviser on your behalf have expressly raised in open correspondence with the Company or the Company's adviser acting on its behalf;

    (b) have not and will not commence any legal or arbitration proceedings of any nature against the Company or any Third Party in any jurisdiction arising out of or in connection with your employment with the Company its termination or otherwise save for the purposes of enforcing the terms of this Agreement; and

    (c) are not entering into this Agreement in reliance on any undertaking, representation, warranty or arrangement of any nature not expressly set out in this Agreement.

    It is expressly agreed that except as expressly provided for in this Agreement the Company and any Third Party shall have no further obligation to you and you shall have no further entitlement under the Contract, any previous contract of employment between you and the Company or any Group Company or under any profit sharing, incentive, bonus or share option arrangements, or otherwise save in respect of accrued pension rights.

    You have received advice from Richard Fox of Kingsley Napley Solicitors, Knights Quarter, 14 St John's Lane, London, EC1M 4AJ, a relevant independent adviser for the purposes of Section 203 of the Employment Rights Act 1996, as to the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights before an employment tribunal.

    This Agreement satisfies the conditions for regulating compromise agreements/contracts under the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Employment Rights Act 1996, Schedule 3A of the Disability Discrimination Act 1995, the Working Time Regulations 1998, the National Minimum Wage Act 1998, The Transnational Information and Consultation of Employees Regulations 1999, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, sub-paragraphs (a)-(e) of section 40(4) of the Information and Consultation of Employees Regulations 2004, and sub-paragraphs (a)-(e) of paragraph 13(1) of the Schedule to The Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and Schedule 5 of The Employment Equality (Age) Regulations 2006.

    Richard Fox by signing this Agreement confirms to the Company that, to the best of his knowledge and belief, the statements set out in clauses 39 and 40 are correct.

    This Agreement and any non-contractual obligations arising from or connected with it shall be governed by English law and this Agreement shall be construed in accordance with English law.

    In relation to any legal action or proceedings arising out of or in connection with this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) ("Proceedings"), each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum, and you expressly waive your right to enforce any right to indemnification (and related rights) under the Articles and By-laws in any other court, including in the State of Delaware.

    Any Third Party shall be entitled to enforce the benefits conferred on it by clauses 4, 26 to 30 (inclusive), 32 and 34 to 38 (inclusive) of this Agreement.

    Except as provided in clause 44, no person who is not a party to this Agreement, shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

    The consent of a Third Party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefit(s) conferred on any Third Party.

    Without detracting in any respect from any other provision of this Agreement:

    (a) You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

    (b) You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

    (c) The Company hereby advises you to consult with an attorney prior to executing this Agreement.

    (d) You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.

    (e) You may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or you. Any revocation must be in writing and received by the Company by 5:00 p.m. on or before the seventh day after this Agreement is executed by you. Such revocation must be sent to the undersigned at the Company's address listed at the top of this Agreement.

    This agreement is subject to contract and without prejudice until it is signed by all the signatories indicated below at which point it will become open and binding and the subject to contract heading will cease to apply.

    This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart, but this Agreement shall not be effective until each party has executed at least one counterpart.

  IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS DOCUMENT ON THE DATE FIRST BEFORE WRITTEN: